UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 29, 2007
Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33137 (Commission File Number)	14-1902018 (IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland		20850
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (301) 795-1800
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 29, 2007, Emergent BioDefense Operations Lansing Inc. (“Emergent BioDefense Operations”), a wholly owned subsidiary of Emergent BioSolutions Inc. (the “Registrant”), entered into a Loan Agreement (the “New Loan Agreement”) with HSBC Realty Credit Corporation (USA) (“HSBC”). Additional information regarding the New Loan Agreement is set forth below in Item 2.03 and is incorporated by reference in this Item 1.01 in its entirety.
Item 1.02. Termination of a Material Definitive Agreement.
In connection with entering into the New Loan Agreement, on June 29, 2007, Emergent BioDefense Operations and HSBC terminated an existing loan agreement (the “Original Loan Agreement”) under which HSBC had provided Emergent BioDefense Operations with a $10 million term loan (the “Original Term Loan”) and a $5 million revolving line of credit (the “Revolver”). Emergent BioDefense Operations was required to make monthly principal payments under the Original Term Loan beginning in April 2007, with a residual principal payment of approximately $4.0 million due upon maturity in August 2011. Interest accrued on the Original Term Loan at an annual rate equal to LIBOR plus 3.75%. Emergent BioDefense Operations was not required to repay outstanding principal under the Revolver until October 2007. In October 2007, the outstanding principal under the Revolver would have converted to a term loan with required monthly principal payments through maturity in August 2011. Interest accrued on the Revolver at an annual rate equal to LIBOR plus 3.75%.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above with respect to the New Loan Agreement is incorporated by reference in this Item 2.03 in its entirety.
Under the New Loan Agreement, HSBC provided Emergent BioDefense Operations with a term loan of $30 million (the “New Term Loan”). Emergent BioDefense Operations is required to make monthly payments under the New Term Loan in the amount of $250,000 in principal plus accrued interest beginning in August 2007, with a residual principal payment due upon maturity in June 2012. Interest on the New Term Loan accrues at an annual rate of LIBOR plus 2.75%. The Registrant has guaranteed the payment obligations of Emergent BioDefense Operations relating to the New Term Loan. In addition, payment of the New Term Loan is secured by substantially all of the assets of Emergent BioDefense Operations, other than accounts receivable under BioThrax supply contracts with the U.S. Department of Defense and U.S. Department of Health and Human Resources that are pledged as collateral by Emergent BioDefense Operations to secure a $15 million revolving line of credit with Fifth Third Bank.
Payment obligations relating to the New Term Loan may be accelerated upon the occurrence of an event of default under the New Loan Agreement. Events of default under the New Loan Agreement include, subject in some cases to specified cure periods, payment defaults; inaccuracy of representations and warranties in any material respect; defaults in the observance or performance of covenants; bankruptcy and insolvency related defaults; events of default under certain other indebtedness; the entry of one or more final judgments for the payment of more than $1 million that are not satisfied within 60 days; uninsured loss or destruction of a material portion of the collateral; invalidity of loan documents relating to the New Term Loan; unauthorized payment of subordinated creditors; and the occurrence of a material adverse change in financial condition.
The New Loan Agreement contains affirmative and negative covenants customary for financings of this type. Negative covenants in the New Loan Agreement limit the ability of Emergent BioDefense Operations to incur indebtedness and liens; sell assets; make loans, advances or guarantees; enter into mergers or similar transactions; and enter into transactions with affiliates. The New Loan Agreement also limits the ability of the Registrant to incur indebtedness and liens; enter into mergers or similar transactions; and enter into transactions with affiliates. In addition, the New Loan Agreement contains financial covenants that require the Registrant to maintain on an annual basis a ratio of total liabilities to total net worth of less than 1.25 and either (i) maintain on a quarterly basis a ratio of earnings before interest, taxes, depreciation and amortization for the most recent four quarters to the sum of current obligations under capital leases and principal obligations and interest expenses for borrowed money, in each case due and payable for the following four quarters, of not less than 1.25 to 1.00 or (ii) maintain a balance of $5,000,000 in a cash collateral account.
Emergent BioDefense Operations paid HSBC a commitment fee of $150,000 in connection with the establishment of the New Loan Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2007	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ Daniel J. Abdun-Nabi
Daniel J. Abdun-Nabi
President, Chief Operating Officer and Secretary